Exhibit 10.7

MANAGEMENT SERVICES AGREEMENT

by and between

TAYLOR COMPANIES MINERAL MANAGEMENT, LLC

AND

KIMBELL OPERATING COMPANY, LLC

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is effective as of February 8, 2017 (“Effective Date”) by and between Taylor Companies Mineral Management, LLC, a Texas limited liability company (the “Manager”), and Kimbell Operating Company, LLC, a Delaware limited liability company (“Kimbell Operating”). The Manager and Kimbell Operating are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, prior to the Effective Date, the Manager or an Affiliate (as defined herein) thereof provided certain management services with respect to the Serviced Properties (as defined herein);

WHEREAS, Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), engaged Kimbell Operating to provide certain services to the Partnership pursuant to that certain Management Services Agreement, dated as of the date hereof, by and between the Partnership and Kimbell Operating; and

WHEREAS, during the Term (as defined herein), Kimbell Operating desires to engage the Manager to provide or cause to be provided (i) certain Management Services (as defined herein) and (ii) certain Acquisition Services (as defined herein), and the Manager is willing to undertake such Management Services and such Acquisition Services, in each case subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Acquisition” shall mean any acquisition or series of acquisitions by any member of the Partnership Group of (a) all or substantially all of the interest in any company or business (whether by a purchase of assets, purchase of equity, merger or otherwise) or (b) any mineral and royalty interests in oil and natural gas properties, in each case, occurring after the Effective Date.

“Acquisition Services” shall mean, with respect to the identification, evaluation and recommendation of opportunities for an Acquisition and any related negotiation of such opportunities, including those services described in Part I of Schedule A.

“Additional Properties” shall mean any oil and natural gas assets or related interests that are acquired by any member of the Partnership Group pursuant to an Acquisition.

“Adjusted Services Fee” is defined in Section 3.5(a).

“Adjustment Period” is defined in Section 3.5(a).

“Affected Party” is defined in Article X.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Business Day” shall mean any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Confidential Information” shall mean information regarded by that Party or the Partnership Group as proprietary or confidential, including, but not limited to, information relating to such Person’s business affairs, financial information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential or, in the case of information verbally disclosed, verbally designated as confidential.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Damages” is defined in Section 8.1.

“Direct Expenses” is defined in Section 2.3(b).

“Documents” is defined in Schedule A.

“Effective Date” is defined in the preamble.

“Existing Services Fee” is defined in Section 3.5(a).

“Extension” is defined in Section 4.1.

“Force Majeure” shall mean an event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: (a) is not within the reasonable control of the affected Party; (b) is not the result of the fault or negligence of the affected Party; and (c) could not, by the exercise of due diligence, have been overcome or avoided. “Force Majeure” excludes: lack of a market; unfavorable market conditions; and economic hardship.

“GP LLC” shall mean Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Governmental Entity” shall mean any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable Party.

“Indemnified Party” is defined in Section 8.3(a).

“Indemnifying Party” is defined in Section 8.3(a).

“Initial Serviced Properties” shall mean any oil and natural gas assets or related interests that are acquired by the Partnership Group on and as of the Effective Date.

“Initial Term” is defined in Section 4.1.

“Kimbell Operating” is defined in the preamble.

“Law” shall mean all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the New York Stock Exchange).

“Manager” is defined in the preamble.

“Manager Entities” shall mean the Manager, BJF Royalties, LLC, K3 Royalties, LLC and Steward Royalties, LLC.

“Manager Indemnitees” is defined in Section 8.1.

“Management Services” shall mean, with respect to the Serviced Properties, those services described in Part II of Schedule A.

“New Services Fee” is defined in Section 3.5(b).

“New Services Fee Effective Date” is defined in Section 3.5(b).

“Notice” is defined in Article XII.

“Partnership” is defined in the recitals.

“Partnership Agreement” shall mean that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended from time to time.

“Partnership Group” shall mean the Partnership and its Affiliates (including, for the avoidance of doubt, Kimbell Operating); provided, that “Partnership Group” and any reference to a “member of the Partnership Group” shall not include any partner, member or owner of the Partnership.

“Party” and “Parties” are defined in the preamble.

“Payment Amount” is defined in Section 2.3(b).

“Person” shall mean any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, corporate body, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity.

“Redetermination Date” is defined in Section 3.5(a).

“Serviced Properties” shall mean those the Initial Serviced Properties and any Additional Properties.

“Services” is defined in Section 2.1(a).

“Services Fee” is defined in Section 2.3(a).

“Sponsors” shall mean Rochelle Royalties, LLC, BGT Investments LLC and Double Eagle Interests, LLC.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” is defined in Section 3.4.

“Term” is defined in Section 4.1.

“Termination Amount” is defined in Section 4.6.

Article II
Services

Section 2.1                                    Scope of Services; Standard of Care.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, Kimbell Operating hereby engages the Manager, acting directly or through its Affiliates and their respective employees, agents, contractors or independent third parties, to provide or cause to be provided the Management Services and the Acquisition Services (collectively, the “Services”), and the Manager hereby accepts such engagement and agrees to perform the Services consistent with the terms and conditions of this Agreement.  The Services to be provided hereunder shall be performed with that degree of care, diligence and skill that a reasonably prudent Person involved in the acquisition, development and management of mineral and royalty interests in oil and natural gas properties comparable to those of the Serviced Properties would exercise.

(b)                                 During the Term of this Agreement, in the event any member of the Partnership Group pursues a potential Acquisition, the Manager Entities or their respective Affiliates designated by them shall have the exclusive right to provide any Acquisition Services necessary in connection with such Acquisition, and Kimbell Operating shall refrain from employing, engaging or using any other Person to perform such Acquisition Services without the prior written consent of the Manager Entities.

(c)                                  In the event any member of the Partnership Group acquires any Additional Properties, the Manager shall have the exclusive right to provide, and the scope of the Management Services set forth in Schedule A shall be expanded to encompass, any additional Management Services reasonably required with respect to such Additional Properties, and Kimbell Operating shall refrain from employing, engaging or using any other Person to perform such additional Management Services without the prior written consent of the Manager.

Section 2.2                                    Appointment of the Manager.  Kimbell Operating on behalf of itself and of the Partnership Group hereby appoints the Manager as the Partnership Group’s sole and exclusive agent for the purposes set forth in Schedule C during the Term and in accordance with the terms and conditions set forth herein.  The Manager hereby accepts such appointment as the Partnership Group’s agent during the Term and in accordance with the terms and conditions set forth herein. Kimbell Operating and the Manager agree that the agency created by this Agreement is coupled with an interest and is terminable only in accordance with the express provisions of this Agreement.  To evidence the foregoing, Kimbell Operating shall execute a limited power of attorney in the form of Schedule D ratifying and confirming all of the powers set forth in Schedule C.

Section 2.3                                    Payment Amount.

(a)                                 As consideration for the Services rendered hereunder, Kimbell Operating shall pay to the Manager each month, in advance, a fee that shall represent a reasonable allocation of all projected costs (including its own overhead and general and administrative costs and expenses and those of its Affiliates) to be incurred by the Manager in providing such Services and that may be adjusted pursuant to Section 3.5 (the “Services Fee”).  The initial Services Fee shall be $ 33,333 per month.  For the avoidance of doubt, in no event shall the Services Fee include any Tax passed on to Kimbell Operating pursuant to Section 3.4 hereof.

(b)                                 To the extent not otherwise reimbursed or paid to the Manager, Kimbell Operating shall also reimburse the Manager for all other reasonable third party out-of-pocket costs and expenses (including, but not limited to, third-party expenses and expenditures) that the Manager incurs on behalf of Kimbell Operating in providing the Services, excluding, however, the Manager’s or its Affiliates’ overhead or general or administrative expenses (the “Direct Expenses” and, together with the Services Fee, the “Payment Amount”).

Section 2.4                                    Scope.

(a)                                 The Manager shall not sell, convey, assign, transfer, encumber (or permit to be encumbered), or otherwise dispose of any of the Serviced Properties without the express written consent of Kimbell Operating, and except as provided in Schedule A, Schedule C or the limited power of attorney executed in accordance with Section 2.2, the Manager shall have no authority with respect to the Serviced Properties.  Except as provided in Schedule A, in providing, or causing to be provided, the Services, in no event shall the Manager be obligated to do any of the following: (i) maintain the employment of any specific employee or hire additional employees; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) or software; (iii) make modifications to its existing systems or software; or (iv) pay any costs related to the transfer or conversion of data of the Partnership Group; provided, however, that, in the event that any employees that are engaged in the provision of Services cease working for the Manager or are reassigned to other work by the Manager, the Manager shall make reasonable efforts to replace such employees or otherwise to have the duties performed by such employees in connection with the Services continue to be provided, and that the Manager shall make or cause to be made such repairs or modifications as are reasonably necessary to keep the equipment, systems or software used in providing the Services in working order. The Manager shall not be required to perform Services hereunder that conflict with any applicable Law, contract or permit or policies of the Manager or to which the Manager is subject relating to business conduct and ethical practices.

(b)                                 At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Partnership Group, and such Persons shall not be considered or deemed to be an employee of the Partnership Group nor entitled to any employee benefits of the Partnership Group as a result of this Agreement.  The responsibility of such Persons is to perform the Services in accordance with this Agreement and, as necessary, to advise Kimbell Operating in connection therewith, and such Persons shall not be responsible for decision-making on behalf of the Partnership Group.  Such Persons shall be not be deemed to be under the management or direction of the Partnership Group.

Section 2.5                                    Prohibited Activities.  The Manager shall not undertake any activity that would (a) violate any applicable Law in any material respect that would result in adverse consequences for the Partnership Group or any Serviced Property or (b) violate, in any material respect, any contracts, leases, orders, security instruments and other agreements to which, to the Manager’s knowledge, a member of the Partnership Group is bound.

Section 2.6                                    Cooperation; Access.  The Manager and Kimbell Operating shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder.  During the Term and for so long as any Services are being provided with respect to the Serviced Properties by the Manager, each of the Parties will provide the other Party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to it and its employees, representatives, facilities and books and records as the other Party and its representatives may reasonably request in order to perform and receive the Services.

Section 2.7                                    No Comingling of Assets; Remittance of Amounts Collected.  To the extent the Manager shall have charge or possession of any of the Partnership Group’s assets in connection with the provision of the Services pursuant to this Agreement, the Manager shall (a) hold such assets in the name and for the benefit of the appropriate member of the Partnership Group and (b) separately maintain, and not commingle, such assets with any assets of the Manager or any other Person.  The Manager shall remit to the applicable member of the Partnership Group any and all amounts collected with respect to the Serviced Properties within no later than 30 days of receipt of such amounts.

Article III
Invoicing and Payment

Section 3.1                                    Invoicing.  Within 30 days after the end of each month, the Manager will provide Kimbell Operating with an invoice reflecting the Direct Expenses incurred in such month. The invoice shall set forth in reasonable detail for the period covered by such invoice the following information: (a) all Direct Expenses incurred or payments made by the Manager on behalf of Kimbell Operating or the Serviced Properties and (b) the basis, in reasonable detail, for the calculation of such Direct Expenses.  On or before the first day of each month during the Term, Kimbell Operating shall remit to the Manager the Services Fee for such month and all Direct Expenses, if any, invoiced to Kimbell Operating in the immediately preceding month; provided, that with respect to the payment to be made for the first month of the Term, Kimbell Operating shall remit to the Manager, on or before the Effective Date, the pro-rated portion of the Services Fee for such month for the period of time from and including the Effective Date to the end of such month. Neither Party shall have a right of set-off against the other Party for any amounts due or to become due hereunder.

Section 3.2                                    Objection. Kimbell Operating may object to any expense or cost included on an invoice, including on the ground that the same was not a reasonable or appropriate cost incurred by the Manager in connection with the Services; provided, that such objection is made in writing to the Manager within 30 days following the date of Kimbell Operating’s receipt of the disputed invoice. The Parties shall, during the 15 days after such notice, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, the issue shall be determined pursuant to the dispute resolution procedures set forth in Section 3.6. Notwithstanding the forgoing, Kimbell Operating shall pay the Manager the Payment Amount owed to the Manager when due. Such payment shall not be deemed a waiver of the right of Kimbell Operating to recoup any contested portion of any amount so paid.

Section 3.3                                    Error Correction.  The Manager shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges; provided, however, that any errors or omissions the correction of which would result in additional or increased charges or fees for Services must be corrected within one year after the date of the related invoice.

Section 3.4                                    Taxes.  All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of the Manager), or any increase therein, now or hereafter imposed directly or indirectly by Law, which the Manager is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to Kimbell Operating as an explicit surcharge and shall be paid by Kimbell Operating in addition to any payment to cover expenses and costs related to Services provided. If Kimbell Operating submits to the Manager a timely and valid resale or other exemption certificate reasonably acceptable to the Manager and sufficient to support the exemption from Tax, then such Tax will not be added to the fee pursuant to Section 3.1; provided, however, that if the Manager is ever required to pay such Tax, Kimbell Operating will promptly reimburse the Manager for such Tax, including any interest, penalties and attorney’s fees related thereto.  The Parties will cooperate to minimize the imposition of any Taxes.

Section 3.5                                    Adjustment to Services Fee.

(a)                                 The Services Fee shall be subject to redetermination and adjustment, which may result in an increase or decrease of the Services Fee, on January 1, 2018 and subsequently thereafter on each January 1 of each calendar year beginning January 1, 2019 (each such date, a “Redetermination Date”). On or about 30 days prior to each Redetermination Date, the Manager shall prepare and deliver to Kimbell Operating a written proposal for the Services Fee to be utilized during the next succeeding period, together with all appropriate backup material and documents supporting the recommendation for the proposed Services Fee.  The Manager and Kimbell Operating agree to negotiate in good faith to determine the proposed Services Fee to be utilized during the next succeeding period, which Services Fee shall represent a reasonable allocation of all projected costs and expenses to be incurred by the Manager in providing such Services to Kimbell Operating. Pending the final determination of the Services Fee for the next succeeding period, Kimbell Operating shall pay monthly the Services Fee payable for the month immediately preceding the Redetermination Date (the “Existing Services Fee”).  No later than 15 days following the date of the final determination of the Services Fee for the succeeding period (such fee, the “Adjusted Services Fee”), the Parties hereby agree that (A) if such Adjusted Services Fee is greater than the Existing Services Fee, then Kimbell Operating shall promptly pay the Manager an amount equal to (1) the Adjusted Services Fee that would have been payable for the period starting on the Redetermination Date if the Parties had agreed on such fee prior to the applicable Redetermination Date and ending on the date of final determination of the Adjusted Services Fee (the “Adjustment Period”) minus (2) the Existing Services Fee actually paid for such Adjustment Period or (B) if such Adjusted Services Fee is less than the Existing Services Fee, then the Manager shall promptly pay Kimbell Operating an amount equal to (1) the Existing Services Fee actually paid for such Adjustment Period minus (2) the Adjusted Services Fee that would have been payable for such Adjustment Period if the Parties had agreed on such fee prior to the applicable Redetermination Date.  The Services Fee (as adjusted pursuant to the immediately preceding sentence) will remain in effect until such time as it is subsequently adjusted pursuant to this Section 3.5(a).  In the event that the Parties are unable to agree upon the Services Fee for the next succeeding period pursuant to this

Section 3.5(a) within 30 days following the Redetermination Date, the issue and the amount of the Adjusted Services Fee shall be determined pursuant to the dispute resolution procedures set forth in Section 3.6.

(b)                                 In the event of (x) the sale or disposition of any of the Serviced Properties or (y) the provision of additional Management Services by the Manager (including with respect to any Additional Properties), the Services Fee shall be reduced, in the case of a sale or disposition of Serviced Properties, or increased, in the case of the provision of additional Management Services (such fee, the “New Services Fee”).  The Manager and Kimbell Operating agree to negotiate in good faith to determine the New Services Fee, which shall become effective in the month (i) immediately following the consummation of any such sale or disposition or (ii) during which the provision of additional Management Services commences, as applicable (the “New Services Fee Effective Date”).  If the Parties have not agreed upon the New Services Fee prior to the New Services Fee Effective Date, Kimbell Operating shall pay monthly the Services Fee payable for the month immediately preceding the New Services Fee Effective Date.  No later than 15 days following the date of the final determination of the New Services Fee, the Parties hereby agree that (A) if such New Services Fee is greater than the Services Fee actually paid to the Manager following the New Services Fee Effective Date, then Kimbell Operating shall promptly pay the Manager an amount equal to (1) the New Services Fee that would have been payable for such period if the Parties had agreed on such fee prior to the applicable New Services Fee Effective Date minus (2) the Services Fee actually paid to the Manager following the New Services Fee Effective Date or (B) if such New Services Fee is less than the Services Fee actually paid to the Manager following the New Services Fee Effective Date, then the Manager shall promptly pay Kimbell Operating an amount equal to (1) the Services Fee actually paid to the Manager following the New Services Fee Effective Date minus (2) the New Services Fee that would have been payable for such period if the Parties had agreed on such fee prior to the applicable New Services Fee Effective Date. The New Services Fee will remain in effect until such time as it is subsequently adjusted pursuant to Section 3.5(b).  In the event that the Parties are unable to agree upon the New Services Fee pursuant to this Section 3.5(b) within 30 days following the New Services Fee Effective Date, the issue and the New Services Fee shall be determined pursuant to the dispute resolution procedures set forth in Section 3.6.

(c)                                  Notwithstanding the foregoing and for the avoidance of doubt, if Kimbell Operating and the Manager agree to increase the Services Fee pursuant to this Section 3.5, any such increase shall be subject to approval by the Conflicts Committee.

Section 3.6                                    Dispute Resolution.  If the Parties are unable to resolve a dispute regarding (a) the objection to any expense or cost included on an invoice pursuant to Section 3.2 or (b) the amount of an adjustment to the Services Fee pursuant to Section 3.5, any Party may refer the matter to arbitration in Tarrant County, Texas before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Arbitration pursuant to this Section 3.6 shall be the sole and exclusive remedy for any dispute arising pursuant to Section 3.2 and Section 3.5 of this Agreement.  All other disputes arising out of or relating to this Agreement shall be governed by Section 13.8 hereof.

Article IV
Term and Termination

Section 4.1                                    Term.  The initial term of this Agreement will be for a period of five years, commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (“Initial Term”). At the conclusion of the Initial Term, the term of this Agreement will automatically extend from year-to-year (each, an “Extension”) (the Initial Term and any Extension(s), the “Term”), unless terminated by either Party with at least 90 days’ notice prior to the end of such term, as extended.

Section 4.2                                    Termination for Convenience.  The Manager may, effective any time after the second anniversary of the Effective Date and upon at least 180 days’ notice to Kimbell Operating, terminate this Agreement or the provision of any Service.

Section 4.3                                    Termination upon Change of Control.  Kimbell Operating or the Manager may terminate this Agreement if, at any time, the Sponsors or their respective Affiliates no longer control GP LLC by providing the other Party with at least 90 days’ notice of its election to terminate this Agreement.

Section 4.4                                    Termination for Default.

(a)                                 Kimbell Operating will be in default if:

(i)                                     it fails to perform any of its material obligations set forth in this Agreement and such failure is not cured within 15 Business Days after notice thereof (which notice will describe such failure in reasonable detail) is received by Kimbell Operating; or

(ii)                                  it (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced), (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (E) is generally unable to pay its debts as they fall due.

(b)                                 The Manager will be in default upon the occurrence of any gross negligence or willful misconduct of the Manager in performing the Services resulting in material harm to the Partnership Group, following 15 Business Days’ notice from Kimbell Operating to the Manager.

(c)                                  If Kimbell Operating is in default as described in Section 4.4(a), the Manager may: (i) terminate this Agreement upon notice to Kimbell Operating; (ii) withhold any payments due to Kimbell Operating under this Agreement; and (iii) pursue any other remedy at law or in equity.  If the Manager is in default as described in Section 4.4(b), Kimbell Operating may:  (x) terminate this Agreement upon notice to the Manager; and (y) withhold any payments due to the Manager under this Agreement.

Section 4.5                                    Effect of Termination.  Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however, termination will not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives termination. The following provisions of this Agreement will survive the termination of this Agreement indefinitely: Article VII, Article VIII, Article IX, Article XI and Article XIII.

Section 4.6                                    Costs of Termination. If this Agreement is terminated by Kimbell Operating for any reason other than the Manager’s default pursuant to Section 4.4, then any reasonable costs and expenses actually incurred by the Manager in connection with such termination (the “Termination Amount”) shall be reimbursed to the Manager by Kimbell Operating; provided, however, that the Manager shall provide (i) reasonable advance notice to Kimbell Operating of the incurrence of any such costs and expenses and (ii) reasonable detail regarding the calculation of such costs and expenses.

Section 4.7                                    Right to Revoke Power of Attorney. Upon termination of this Agreement, the Partnership Group shall be entitled to immediately rescind, revoke and/or terminate any prior powers of attorney or similar agreements issued to Manager or its Affiliates, including the limited power of attorney attached hereto as Schedule D.

Article V
Representations and Warranties

Section 5.1                                    Representations and Warranties of the Manager.  The Manager represents and warrants that as of the Effective Date and the first day of each Extension:

(a)                                 It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)                                 This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)                                  The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Section 5.2                                    Representations and Warranties of Kimbell Operating.  Kimbell Operating represents and warrants that as of the Effective Date and the first day of each Extension:

(a)                                 It is duly formed, validly existing and in good standing under the laws of the state of its formation;

(b)                                 This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)                                  The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Article VI
Relationship of the Parties

This Agreement does not form a partnership or joint venture between the Parties.  Except as set forth in Section 2.2, this Agreement does not make the Manager an agent or a legal representative of Kimbell Operating and the Manager will not assume or create any obligation, liability or responsibility, expressed or implied, on behalf of or in the name of Kimbell Operating.  It is the intent of the Parties that with respect to performing the Services hereunder, the Manager is an independent contractor, and shall provide the Services in accordance with the reasonable instructions provided by authorized representatives of Kimbell Operating, subject to the provisions of this Agreement.

Article VII
Audit

The Manager will maintain in good order any and all books and records regarding the Services for a period of two years following the date such Services are rendered.  Kimbell Operating may, at its sole cost and expense, review or audit, or cause to be reviewed or audited, the books and records of the Manager related to this Agreement; provided, however, that all invoices provided to Kimbell Operating pursuant to this Agreement shall be paid when due regardless of whether such invoices are under review or audit pursuant to this Article VII.  The Manager will make available its relevant books and records and use commercially reasonable efforts to assist Kimbell Operating in conducting such review or audit.  The Manager shall cooperate fully and timely, and cause its accountants and other advisors to cooperate fully and timely, with any reasonable request by Kimbell Operating to produce financial statements for, or other information and materials regarding, the Serviced Properties that is necessary or appropriate for the Partnership to fully comply with the rules and regulations of the Securities and Exchange Commission and any national securities exchange on which securities of the Partnership are listed or are proposed to be listed.  Kimbell Operating shall bear all costs and expenses incurred by the Manager in complying with any such request, including with respect to any inspection, examination or audit performed on the Partnership Group pursuant to this Article VII and including the reasonable fees and expenses of any legal counsel or financial or accounting, professional engaged by the Manager.  Kimbell Operating shall make payment of such invoiced expenses to the Manager as provided for pursuant to Section 3.1.

Article VIII
Indemnification

Section 8.1                                    Kimbell Operating’s Agreement to Indemnify.  KIMBELL OPERATING SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE MANAGER, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (COLLECTIVELY, THE “MANAGER INDEMNITEES”) HARMLESS FROM AND AGAINST ALL LIABILITY, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION, ASSESSMENTS, LOSSES, DAMAGES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’, EXPERTS’ AND CONSULTANTS’ FEES AND EXPENSES AS WELL AS REASONABLE COSTS OF INVESTIGATION, SAMPLING AND DEFENSE) (COLLECTIVELY, “DAMAGES”) RESULTING FROM OR ARISING OUT OF (A) ANY MATERIAL BREACH BY KIMBELL OPERATING OF THIS AGREEMENT OR (B) THE PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OF OR LIABILITY OF ANY MEMBER OF THE PARTNERSHIP GROUP, ANY THIRD PARTY OR ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS AND ARISING FROM, CONNECTED WITH OR UNDER THIS AGREEMENT.  FOR THE AVOIDANCE OF DOUBT, KIMBELL OPERATING’S ONLY REMEDY FOR BREACH OF THIS AGREEMENT OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ANY OTHER FAULT OF THE MANAGER PURSUANT TO THIS AGREEMENT SHALL BE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 4.4.

Section 8.2                                    Adverse Claims.  To the extent that any indemnification claim under this Article VIII involves a claim in which the Manager and Kimbell Operating are adverse, Kimbell Operating’s rights and obligations shall be controlled by the Conflicts Committee.

Section 8.3                                    Indemnification Procedures.

(a)                                 If any Manager Indemnitee is entitled to indemnification under this Agreement (an “Indemnified Party”), it will promptly after it becomes aware of facts giving rise to a claim for indemnification provide notice to Kimbell Operating (the “Indemnifying Party”) specifying the nature of and the specific basis for such claim.  Failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have to any Indemnified Party or otherwise, except to the extent that the Indemnifying Party has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure.

(b)                                 The Indemnifying Party will have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Agreement, including the selection of counsel, determination of whether to appeal any decision of any court or similar authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party for such matter or issues, as the case may be.

(c)                                  The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Agreement, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 8.3(c). In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party be construed as imposing an obligation on the Indemnified Party to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Agreement; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)                                 In determining the amount of any losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any cash insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all cash amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

Section 8.4                                    Express Negligence Waiver.  THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST KIMBELL OPERATING IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

Article IX
Limitation of Liability

NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST REVENUES OR LOST PROFITS), INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS, REPUTATION OR OPPORTUNITY OR DIMINUTION  IN VALUE, WHETHER IN PERSONAL INJURY OR OTHER TORT (INCLUDING ANY NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR THE LIABILITY OF KIMBELL OPERATING IN RESPECT OF THIRD PARTY DAMAGES PURSUANT TO THE INDEMNITY IN SECTION 8.1.

Article X
Force Majeure

To the extent either Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Party as soon as reasonably practicable, then the Affected Party will be excused from the performance with respect to any such obligations (other than the obligation to make payments when due). Each notice of Force Majeure sent by an Affected Party to the other Party will specify the event or circumstance of Force Majeure, the extent to which the Affected Party is unable to perform its obligations under this Agreement and the steps being taken by the Affected Party to mitigate and to overcome the effects of such event or circumstances. The non-Affected Party will not be required to perform its obligations to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure. A Party prevented from performing its obligations due to Force Majeure will use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and will resume performance of its obligations as soon as practicable.

Article XI
Confidentiality

Section 11.1                             Confidentiality.  The Manager shall hold in strict confidence any Confidential Information it receives from Kimbell Operating and may not disclose any Confidential Information to any Person, and Kimbell Operating shall hold in strict confidence any Confidential Information it receives from the Manager and may not disclose any Confidential Information to any Person, except in each case for disclosures (a) to comply with applicable Laws, (b) to such Party’s Affiliates, officers, directors, employees, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by the provisions of this Article XI, (c) of information that such Party has received from a source independent of the other Party and that such Party reasonably believes such source obtained without breach of any obligation of confidentiality, (d) to such Party’s existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives with a need to know such information (including a need to know for such Party’s own purposes), provided, however, that such Party shall be responsible for such person’s use and disclosure of any such information, or (e) of information that is already known to the public through no violation of this Agreement or any other confidentiality agreement of the disclosing Party.

Section 11.2                             Return of Confidential Information.  Upon termination of this Agreement for any reason, each Party shall, and shall cause its employees and representatives to, promptly return to the other Party all Confidential Information it received from such other Party, including all copies thereof, in its possession or control, or destroy or purge its own system and files of any such Confidential Information (to the extent practicable) and deliver to such other Party a written certificate signed by an officer of such Party that such destruction and purging have been carried out.

Article XII
Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by e-mail, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to Kimbell Operating, addressed to:

Kimbell Operating Company, LLC

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Attention: R. Davis Ravnaas

Email: davis@kimbellrp.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas  77002

Attention: Jason A. Rocha

Email: jason.rocha@bakerbotts.com

If to the Manager, addressed to:

Taylor Companies Mineral Management, LLC

2777 Stemmons Fwy, Suite 1133

Dallas, Texas 75207

Attention: Brett G. Taylor

Email: brett@ntroyalty.com

with a copy to (which shall not constitute notice):

Taylor Companies Mineral Management, LLC

2777 Stemmons Fwy, Suite 1133

Dallas, Texas 75207

Attention: Daniel C. Przyojski, Jr.

Email: daniel@ntroyalty.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice sent by e-mail (including e-mail of a PDF attachment) shall be deemed to have been given and received at the time of transmission.  Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Article XIII
Miscellaneous

Section 13.1                             No Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.2                             Amendment.  No amendment to this Agreement will be effective unless made in writing and signed by both of the Parties.

Section 13.3                             Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 13.4                             Assignment.  Neither Party may assign, transfer or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise) without the consent of the other Party.  Any attempted assignment, transfer or alienation in violation of this Agreement shall be null, void and ineffective.

Section 13.5                             Further Assurances.  Each Party will, at the request of the other Party, execute and deliver, or cause to be executed and delivered, such document and instruments as may be necessary to make effective the transactions contemplated by this Agreement.

Section 13.6                             Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 13.7                             Construction.

(a)                                 The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement.  The Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof.  Unless otherwise indicated, all references to a “Schedule” followed by a letter refer to the specified Schedule to this Agreement.  The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

(b)                                 Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis and as amended from time to time.  If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.  Reference to any Party hereto is also a reference to such Party’s permitted successors and assigns.

(c)                                  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.  This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 13.8                             Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement is governed by and will be construed in accordance with the Laws of the State of Texas, excluding any conflict of Laws rule or principle that might refer the governance or the construction of this Agreement to the Law of another jurisdiction.  If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by Law.  IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED IN TARRANT COUNTY, TEXAS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, CONSENT THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO IT AS THE ADDRESS SPECIFIED PURSUANT TO ARTICLE XII, AGREES THAT SUCH SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 13.9                             No Third Party Beneficiaries.  Except for the rights of Indemnified Parties hereunder, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Kimbell Operating, the Manager, any Subsidiary or Affiliate of the Manager providing Services hereunder, and Subsidiaries or Affiliates of Kimbell Operating receiving Services hereunder, or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

Section 13.10                      Entire Agreement.  This Agreement and the Schedules hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof.

[Signatures of the Parties follow on the next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above:

TAYLOR COMPANIES MINERAL MANAGEMENT, LLC

By:	/s/ Brett G. Taylor
Name: Brett G. Taylor
Title: President

KIMBELL OPERATING COMPANY, LLC

By:	/s/ R. Davis Ravnaas
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

Signature Page to Management Services Agreement

SCHEDULE A

SERVICES

This schedule sets forth certain Services that may be required from the Manager with respect to the Serviced Properties and the identification, evaluation and recommendation of opportunities for an Acquisition and any related negotiation of such opportunities.  The provision of any Services shall in all respects be subject to the terms and conditions set forth in this Agreement.

Part I - Acquisition Services: The Manager agrees to perform the following Acquisition Services as reasonably necessary to acquire any Additional Properties by Kimbell Operating. Without limiting the generality of the foregoing, such Acquisition Services shall include:

(a)                                 direct the Manager Entities in sourcing, evaluating (including directing all land and legal due diligence) and negotiating the acquisition of Additional Properties;

(b)                                 assist in notifying and providing the relevant recorded transfer documents to any and all the Managers of Additional Properties upon the consummation of an Acquisition;

(c)                                  retain and assist outside legal counsel and/or landmen with respect to certain title issues or legal documentation for the Additional Properties (including, for the avoidance of doubt, any Additional Properties);

(d)                                 maintain all land and legal records with respect to the Additional Properties in Dallas, Texas; and

(e)                                  perform any other reasonable services requested by Kimbell Operating with respect to the acquisition of the Additional Properties.

Part II - Management Services: The Manager agrees to provide and furnish, all requisite operational, management, technical and administrative support services and take such actions, in each case as reasonably necessary in order to assist the Partnership Group in operating and maintaining any Serviced Properties. Without limiting the generality of the foregoing, such services shall include:

(a)                                 Subject to the restrictions contained in subsection (b) below, the Manager shall assist the Partnership Group, in each case as is reasonably necessary, in performing the following functions relating to the Serviced Properties on behalf of the Partnership Group in its management thereof:

(i)                                     negotiate and enter into any division order, new oil and gas lease, release of oil and gas lease, easement and right-of-way agreement, transfer order, ratification, production sharing agreement, stipulation of interests, seismic permit, unitization agreement, or pooling order or agreement, in each case, with respect to the Serviced Properties;

(ii)                                  electronically scan and catalog all essential contracts, agreements and assignments on the Manager’s server, insofar as Manager is in possession of said files, and store hard copies of said files at the Manager’s office;

(iii)                               electronically scan and catalog all essential land files on the Manager’s server, insofar as Manager is in possession of said files, and store hard copies of all said files at the Manager’s office;

(iv)                              resolve title issues with respect to the Serviced Properties, including negotiating and entering into any corrective assignment or deed, affidavit, amended lease or stipulation of interests;

(v)                                 provide title documents, as needed, to ad valorem tax consultant, and advise, as needed, to ensure the records of the County Tax Assessor and Appraisal office records are correct;

(vi)                              participate in meetings with members of the Partnership Group as requested to discuss, without limitation, status of the Serviced Properties, accounting matters, any open issues from previous meetings, any approvals required by the Partnership Group hereunder, any claims relating to the Serviced Properties, and recommendations by the Manager relating to the Serviced Properties;

(vii)                           prepare and deliver reports reasonably requested by the Partnership Group with respect to the Serviced Properties, including with respect to accounting matters, approval required by the Partnership Group hereunder, any claims relating to the Serviced Properties or any recommendations by the Manager relating to the Serviced Properties, or any other reports reasonably requested by the Partnership Group with respect to the Serviced Properties;

(viii)                        provide executive and administrative personnel, office space and office services required in rendering the Services;

(ix)                              assist in compliance with regulatory requirements applicable to the Partnership Group in respect of the Serviced Properties;

(x)                                 Use commercially reasonable efforts to cause expenses incurred by or on behalf of the Partnership Group to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Partnership Group from time to time; and

(xi)                              perform such other services as may be required from time to time for management and other activities relating to the Serviced Properties;

(b)                                 Notwithstanding the provisions of subsection (a) above, the Manager may not:

(i)                                     incur indebtedness, borrow or lend money for the Serviced Properties;

(ii)                                  create any lien or encumbrance on the Serviced Properties or any proceeds therefrom except those arising under any operating agreements, division orders, oil and gas leases (“Documents”) or other similar documents which are usual and customary and are intended to perform the same basic functions as the Documents;

(iii)                               sell, convey, assign, transfer or otherwise dispose of any Serviced Property;

(iv)                              execute any indemnification agreement binding on the Partnership Group or the Serviced Properties in any way except those arising under any Documents or other similar documents which are usual and customary and in the ordinary course of business;

(v)                                 make any elections or take any actions, without the Partnership Group’s prior written approval, that would result in any member of the Partnership Group acquiring a working interest or cost-bearing interest in any property;

(vi)                              take any other action not in the ordinary course of business; or

(vii)                           agree to do any of the foregoing.

SCHEDULE B

SERVICED PROPERTIES

All of the following properties described in that certain Contribution, Conveyance, Assignment and Assumption Agreement (the “Contribution Agreement”), dated as of December 20, 2016, by and among the Partnership, Kimbell Royalty GP, LLC, Kimbell Intermediate GP, LLC, Kimbell Intermediate Holdings, LLC, Kimbell Royalty Holdings, LLC and other persons named therein:

The assets owned by the following Contributed Entities (as defined in the Contribution Agreement) set forth on Exhibit B of the Contribution Agreement:

Contributed Entity	Property Description of the Serviced Properties
Hochstetter, L.P.	Assets described in Schedule 1 to Exhibit B to Contribution Agreement
OGM Partners I	Assets described in Schedule 1 to Exhibit B to Contribution Agreement
Oakwood Minerals I, L.P.	Assets described in Schedule 1 to Exhibit B to Contribution Agreement
RCPTX, Ltd.	Assets described in Schedule 2 to Exhibit B to Contribution Agreement
Rochester Minerals, L.P.	Assets described in Schedule 1 to Exhibit B to Contribution Agreement

The assets contained in the following “Acquisitions” set forth on Exhibit C of the Contribution Agreement:

Acquisition	Property Description of the Serviced Properties
Addax 2014	See Schedule 1 to Exhibit C to Contribution Agreement
Alliance	See Schedule 2 to Exhibit C to Contribution Agreement
Anschutz	See Schedule 3 to Exhibit C to Contribution Agreement
Billings Co., ND	See Schedule 4 to Exhibit C to Contribution Agreement
Bossier Parish, LA	See Schedule 5 to Exhibit C to Contribution Agreement
Briscoe Ranch	See Schedule 6 to Exhibit C to Contribution Agreement
Cherokee Horn 1	See Schedule 7 to Exhibit C to Contribution Agreement
Cherokee Horn 2	See Schedule 8 to Exhibit C to Contribution Agreement

B-1

Cherokee Horn 3	See Schedule 9 to Exhibit C to Contribution Agreement
CPG/Carlyle	See Schedule 10 to Exhibit C to Contribution Agreement
Crawford & Sebastian, AR	See Schedule 11 to Exhibit C to Contribution Agreement
Gould, La Plata Co., CO	See Schedule 12 to Exhibit C to Contribution Agreement
Gray & Carson	See Schedule 13 to Exhibit C to Contribution Agreement
Illinois	See Schedule 14 to Exhibit C to Contribution Agreement
Johnston, SJ Basin	See Schedule 15 to Exhibit C to Contribution Agreement
Jonah Field	See Schedule 16 to Exhibit C to Contribution Agreement
Kudu	See Schedule 17 to Exhibit C to Contribution Agreement
Las Raices	See Schedule 18 to Exhibit C to Contribution Agreement
Lincoln Parish, LA	See Schedule 19 to Exhibit C to Contribution Agreement
Magnolia Smackover, AR	See Schedule 20 to Exhibit C to Contribution Agreement
Northeast Fuhrman Mascho, TX	See Schedule 21 to Exhibit C to Contribution Agreement
Rob Austin (Austin Family)	See Schedule 22 to Exhibit C to Contribution Agreement
Schwertfeger, SJ Basin	See Schedule 23 to Exhibit C to Contribution Agreement
Slator Ranch	See Schedule 24 to Exhibit C to Contribution Agreement
Stanolind	See Schedule 25 to Exhibit C to Contribution Agreement
Tuscaloosa Co., AL	See Schedule 26 to Exhibit C to Contribution Agreement
Uintah Co., UT	See Schedule 27 to Exhibit C to Contribution Agreement
Ventura Co., California	See Schedule 28 to Exhibit C to Contribution Agreement
Warren, San Juan Basin	See Schedule 29 to Exhibit C to Contribution Agreement
Weld Co., CO	See Schedule 30 to Exhibit C to Contribution Agreement
West Fuhrman Mascho	See Schedule 31 to Exhibit C to Contribution Agreement
West Levelland	See Schedule 32 to Exhibit C to Contribution Agreement
Bruce Hill Minor Properties	See Schedule 42 to Exhibit C to Contribution Agreement
Karnes County, TX	See Schedule 43 to Exhibit C to Contribution Agreement
French	See Schedule 44 to Exhibit C to Contribution Agreement

B-2

SCHEDULE C

MANAGER’S AUTHORITY

The Manager shall have the authority to act as agent and attorney-in-fact for the Partnership Group with respect to the Serviced Properties for the following purposes:

1.     Subject to Paragraph 2 below, the Manager may (i) assist in resolving certain title issues with respect to the Serviced Properties, including negotiating and entering into any corrective assignment or deed, affidavit, amended lease or stipulation of interests; (ii) execute, negotiate, acknowledge and deliver on behalf of such the Partnership Group oil, gas and/or mineral leases, release of oil, gas and/or mineral leases, easements and right-of-way agreements, pooling agreements, unitization agreements, communitization agreements, production sharing agreements, seismic permits, or stipulations of interests,  (iii) execute, negotiate, acknowledge and deliver on behalf of such the Partnership Group division orders, corrective assignments or deeds, affidavits, amended leases, stipulations of interest or any other similar instruments necessary for the payment of royalty interests, overriding royalty interests or other proceeds of production owned by such the Partnership Group for which the proceeds are payable to the Partnership Group and are related to the Serviced Properties or any part thereof; (iv) execute, acknowledge and deliver on behalf of the Partnership Group transfer orders or any other similar instruments necessary for the transfer of royalty interests, overriding royalty interests or other proceeds of production owned by the Partnership Group for which the proceeds are payable to the Partnership Group and are related to the Serviced Properties or any part thereof; provided that such instruments direct payment of such proceeds to the Partnership Group at such address as the Partnership Group may direct; and (v) the Manager is empowered to receive and disburse to the Partnership Group all royalty and other production payments, bonus payments, delay rentals or any other payments related to the Serviced Properties.

2.     Notwithstanding the provisions of Paragraph 1, above, the Manager shall not:

a.     incur indebtedness, borrow or lend money for the Serviced Properties;

b.     create any lien or encumbrance on the Serviced Properties or any proceeds therefrom except those arising under any operating agreements, division orders, oil and gas leases (“Documents”) or other similar documents which are usual and customary and are intended to perform the same basic functions as the Documents;

c.     sell, convey, assign, transfer or otherwise dispose of any Serviced Property;

d.     execute any indemnification agreement binding on the Partnership Group or the Serviced Properties in any way except those arising under any

C-1

Documents or other similar documents which are usual and customary and in the ordinary course of business;

e.               make any elections or take any actions, without the Partnership Group’s prior written approval, that would result in any member of the Partnership Group acquiring a working interest or cost-bearing interest in any property;

f.                take any other action not in the ordinary course of business; or

g.               agree to do any of the foregoing.

C-2

SCHEDULE D

FORM OF LIMITED POWER OF ATTORNEY

This Limited Power of Attorney (this “POA”) is made and entered into by and between KIMBELL OPERATING COMPANY, LLC, a Delaware limited liability corporation, on behalf of itself and the Partnership Group (“Principal”), and TAYLOR COMPANIES MINERAL MANAGEMENT, LLC, a Texas limited liability company (“Agent”), to be effective for all purposes as of February 8, 2017 (the “Effective Date”).

WHEREAS, Principal has engaged Agent to perform certain management services with respect to certain assets (the “Serviced Properties”, which, for the avoidance of doubt, include those assets described in the assignment or conveyance to which this POA is attached) for Principal and for and on behalf of Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), and its affiliates (including, for the avoidance of doubt, Kimbell Royalty Holdings, LLC and Principal), but excluding any partner, member or owner of the Partnership (collectively, the “Partnership Group”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, and the mutual benefits to be derived by each party hereunder and the mutual covenants contained herein, Principal and Agent hereby agree as follows:

1.              Limited Powers.

a.              Subject to Paragraph (b) below, Agent may (i) assist in resolving certain title issues with respect to the Serviced Properties, including negotiating and entering into any corrective assignment or deed, affidavit, amended lease or stipulation of interests; (ii) execute, negotiate, acknowledge and deliver on behalf of such the Partnership Group oil, gas and/or mineral leases, release of oil, gas and/or mineral leases, easements and right-of-way agreements, pooling agreements, unitization agreements, communitization agreements, production sharing agreements, seismic permits, or stipulations of interests,  (iii) execute, negotiate, acknowledge and deliver on behalf of such the Partnership Group division orders, corrective assignments or deeds, affidavits, amended leases, stipulations of interest or any other similar instruments necessary for the payment of royalty interests, overriding royalty interests or other proceeds of production owned by such the Partnership Group for which the proceeds are payable to the Partnership Group and are related to the Serviced Properties or any part thereof; (iv) execute, acknowledge and deliver on behalf of the Partnership Group transfer orders or any other similar instruments necessary for the transfer of royalty interests, overriding royalty interests or other proceeds of production owned by the Partnership Group for which the proceeds are payable to the Partnership Group and are related to the Serviced Properties or any part thereof; provided that such instruments direct payment of such proceeds to the Partnership Group at such address as the

Partnership Group may direct; and (v) Agent is empowered to receive and disburse to the Partnership Group all royalty and other production payments, bonus payments, delay rentals or any other payments related to the Serviced Properties.

b.              Notwithstanding the provisions of Paragraph 1, above, Agent shall not:

i.                                          incur indebtedness, borrow or lend money for the Serviced Properties;

ii.                                       create any lien or encumbrance on the Serviced Properties or any proceeds therefrom except those arising under any operating agreements, division orders, oil and gas leases (“Documents”) or other similar documents which are usual and customary and are intended to perform the same basic functions as the Documents;

iii.                                    sell, convey, assign, transfer or otherwise dispose of any Serviced Property;

iv.                                   execute any indemnification agreement binding on the Partnership Group or the Serviced Properties in any way except those arising under any Documents or other similar documents which are usual and customary and in the ordinary course of business;

v.                                      make any elections or take any actions, without the Partnership Group’s prior written approval, that would result in any member of the Partnership Group acquiring a working interest or cost-bearing interest in any property;

vi.                                   take any other action not in the ordinary course of business; or

vii.                                agree to do any of the foregoing.

2.              Revocation and Termination. Principal has the power to revoke this POA at any time by Principal’s written revocation delivered to Agent.

3.              No General Power of Appointment. Any authority granted to Agent herein shall be limited so as to prevent this Agent to be subject to or be taxed on Principal’s income.

4.              Ratification. Principal hereby ratifies and confirms all that Agent shall lawfully do or cause to be done by virtue of this POA and the rights and powers granted herein.

IN WITNESS WHEREOF, this POA has been executed by the undersigned duly authorized representatives of Principal to be effective for all purposes as of the Effective Date set forth above.

PRINCIPAL:

KIMBELL OPERATING COMPANY, LLC

By:
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

AGENT:

TAYLOR COMPANIES MINERAL MANAGEMENT, LLC

By:
Name: Brett G. Taylor
Title: President